Exhibit 99.1

SS Innovations Announces Completion of World’s First Robotic Telesurgery for Weight Loss with the Company’s SSi Mantra 3 Surgical Robotic System

●	Led by Dr. Mohit Bhandari, a pioneer in bariatric surgery and President of the Institute of Research Against Digestive Cancer (IRCAD) India, the surgery was remotely performed at a distance of 560 miles and executed on-site at Mohak Bariatric & Robotic Surgery Centre in Indore, India.

●	Two advanced One-Anastomosis Gastric Bypass (OAGB) procedures were performed via telesurgery, with zero perceptible lag, flawless precision, and seamless robotic control using the SSI Mantra 3 system.

Fort Lauderdale, FL – July 10, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the successful completion of the world’s first robotic telesurgery for weight loss utilizing the Company’s advanced SSi Mantra 3 surgical robotic system.

This landmark bariatric telesurgery bridged a distance of 560 miles between SS Innovations' headquarters in Gurugram, India and the Mohak Bariatric & Robotic Surgery Centre in Indore, India. Despite the vast distance, the surgery was performed with zero perceptible lag, flawless precision, and seamless robotic control, setting a new global benchmark for remote surgery capabilities.

The procedures involved two One-Anastomosis Gastric Bypass (OAGB) surgeries, an advanced form of bariatric surgery that reduces stomach size and reroutes the digestive tract to support long-term weight loss and improve metabolic health. The robotic procedures were successfully performed by Dr. Mohit Bhandari, a renowned bariatric surgeon, President of IRCAD India, and Founder & Director of Mohak Bariatric & Robotic Surgery Centre, Indore. Operating from Gurugram, Dr. Bhandari remotely led his Indore-based surgical team, which provided on-site assistance, ensuring expert execution and clinical excellence throughout.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We view this as an additional defining moment for the future of global healthcare. With robotic telesurgery powered by SSi Mantra, we are bridging healthcare gaps and ensuring that world-class surgical expertise reaches even the most remote regions. By successfully performing surgeries across borders, we have shown that distance is no longer a barrier to advanced medical care. We are not just pushing technological boundaries; we are fulfilling our mission to democratize robotic surgery. Telesurgery is revolutionizing healthcare by eliminating the need for patients to travel, making advanced surgical care truly accessible and affordable.”

Dr. Bhandari added, “With the SSi Mantra 3, we have not only demonstrated the immense potential of robotic telesurgery but also redefined the boundaries of surgical care. Performing the world’s first robotic telesurgery for weight loss is a moment of immense professional pride. This milestone represents a bold new paradigm for access, equity, and excellence in healthcare.”

SS Innovations is leading the charge in revolutionizing surgical care through cutting-edge technology and a strong humanitarian vision, with robotic telesurgeries utilizing SSi Mantra now taking place across hundreds of miles, including in remote and underserved areas. As the Company continues to refine its technology, the focus remains on practical solutions that enhance surgical efficiency, democratize access to specialized care, and improve patient outcomes across India and beyond.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

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